Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
Free Cash Flow of Approximately $18.6 Million in Fourth Quarter
40.0% Non-GAAP EBITDA Margin Achieved;
Third Sequential Quarter of Revenue and EBITDA Growth
Looks for Top and Bottom Line Growth in 2011 and Plans to Enter at Least Six New Markets
Tempe, AZ — February 28, 2011 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the fourth quarter and year ended December 31, 2010.
Non-GAAP Fourth Quarter 2010
•	Total revenues were $87.4 million;

•	Leasing revenues were $76.3 million and comprised 87.3% of total revenues;

•	Sales revenues were $10.0 million with margins of 32.9%;
•	EBITDA was $34.9 million or 40.0% of total revenues; and
•	Net income was $7.8 million or $0.18 per diluted share.
Other Fourth Quarter 2010 Highlights
•	Free cash flow was $18.6 million;
•	Net debt was paid down by $6.9 million after payment of the $8.9 million call premium relating to our recent senior notes refinancing;
•	Yield (total lease revenues per unit on rent) increased 4.0% compared to the fourth quarter of 2009 primarily due to an increase in trucking and ancillary revenues;
•	Average utilization rate was 55.5% in the fourth quarter, up from 53.3% in the preceding quarter; and
•	Excess availability under our revolver at December 31, 2010 was $385.9 million.
Non-GAAP 2010 Full-Year Highlights
•	Total revenues were $330.8 million;

•	Leasing revenues were $295.0 million and comprised 89.2% of total revenues;

•	Sales revenues were $33.2 million with margins of 33.7%;
•	EBITDA was $129.9 million or 39.3% of total revenues;
•	Net income was $23.3 million or $0.53 per diluted share;
•	Free cash flow was $66.2 million; and
•	Net debt was reduced by $55.7 million after payment of the $8.9 million call premium relating to our recent senior notes refinancing.
Non-GAAP results for 2010 exclude $11.0 million of debt restructuring expense in connection with the redemption of $170.6 million of 9.75% Senior Notes for the fourth quarter and full year; $0.5 million of deferred financing costs for the full year relating to a $50.0 million Company-elected reduction in our line of credit and $0.3 million and $4.3 million for the fourth quarter and full year, respectively, of expenses relating primarily to ongoing restructuring of our operations.
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Mobile Mini, Inc. News Release February 28, 2011	Page 2
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “We closed the year on a solid note with our third sequential quarter of increasing revenues and non-GAAP EBITDA. In the final quarter of the year, seasonally our strongest, total revenues rose 3.3% and non-GAAP EBITDA rose 5.9% from 2010 third quarter levels. These increases were driven by an increase in utilization. A confluence of factors, including the improving economic climate, the slow but steady return of construction-related customers and the repositioning of underutilized lease assets to our new markets and other higher demand locations, are among the reasons for the ongoing gains in utilization rates. At year end, utilization rose to 54.9% from 54.1% at September 30th, 53.3% at June 30th and 52.1% at March 31st. At the same time, lease revenues per unit on rent have also been improving, with fourth quarter 2010 yield up 4.0% from the same period in 2009.”
He continued, “In 2010, we cut approximately $13.2 million of non-GAAP selling, general and administrative expenses (“SG&A”). The utilization of low-cost operational yards supported by full-service branches combined with the bifurcation of our sales force and our new logistics delivery system, are proving to be more than just cost savings initiatives. We believe that we’ve achieved lasting productivity and efficiency gains from these programs. We now have a leaner, more productive organization on which to build. In 2011, we plan to enter at least six new markets, just as we did in mid-2010 in Omaha, Washington, D.C. and Virginia Beach/Norfolk, by continuing to open low-cost operational yards and reposition idle lease fleet from nearby locations. Supported by our National Sales Center (“NSC”) and local advertising, all three new locations were EBITDA-positive by year-end.”
Mr. Bunger also noted, “Business has been improving at our European operations due in part to the benefits of ongoing cost savings and efficiencies and our hybrid sales model. As compared to the third quarter, fourth quarter non-GAAP EBITDA rose 10.3%.”
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “As of December 31, 2010, we had generated free cash flow for twelve consecutive quarters. Fourth quarter free cash flow totaled $18.6 million and for the year was $66.2 million. In 2010, proceeds generated from the sale of units in the fleet exceeded all of our capital expenditure needs by $5.4 million, which along with cash flow from operations were used to pay down our debt. During the fourth quarter we repaid another $6.9 million of debt, bringing our debt repayment to $55.7 million for all of 2010. Debt repayment before the payment of the call premium on our recent senior notes refinancing would have been $64.6 million for 2010. As previously announced, we expect our net capital expenditures to be nominal for 2011. For the foreseeable future, as the economy improves and utilization follows suit, we have sufficient lease assets to put on rent to grow the business, both at existing locations and those in the planning stage. For these reasons, we expect our free cash flow and our debt repayment to accelerate in the future.”
Mr. Funk summarized, “Since the acquisition of Mobile Storage Group in June 2008, the Company has generated free cash flow of $178.5 million and reduced its debt by $160.0 million.”
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Mobile Mini, Inc. News Release February 28, 2011	Page 3
Mr. Funk also noted, “We are pleased with the outcome of our $200 million senior note refinancing completed in November 2010 that allowed us replace 9.75% senior notes with 7.875% senior notes and extend our note maturity for more than six years from 2014 to 2020. This refinancing allows us to reduce interest expense, including the amortization of issuance costs, by approximately $2.5 million per year. With $385.9 million of excess borrowing availability at year-end and expectations of further debt reduction in 2011, we elected to decrease our credit facility by $50 million during the third quarter thereby reducing associated unused line fees under our now $850 million line of credit.”
In closing, Mr. Funk noted, “The actions taken operationally and financially should enhance the operating leverage inherent in our business model as the economy strengthens and our utilization improves. We expect to achieve top and bottom line growth in 2011.”
EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Monday, February 28, 2011 at 12 noon ET to review these results. To listen to the call live, dial (201) 689-8345 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 245,500 portable storage and office units with 121 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, efficiency gains from logistics systems, borrowing availability, enhancement of operating leverage, higher and lasting productivity, increase in utilization, and increasing debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
(See Accompanying Tables)

Mobile Mini, Inc. News Release February 28, 2011	Page 4
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2010	2010	2009	2009
	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Revenues:
Leasing	$76,345	$76,345	$77,510	$77,510
Sales	10,030	10,030	9,194	9,194
Other	1,044	1,044	583	583

Total revenues	87,419	87,419	87,287	87,287

Cost of sales	6,731	6,731	6,086	6,086
Leasing, selling and general expenses (2)	45,761	45,756	44,859	44,024
Integration, merger and restructuring expenses (3)	342	—	1,930	—
Depreciation and amortization	8,758	8,758	9,168	9,168

Total costs and expenses	61,592	61,245	62,043	59,278

Income from operations	25,827	26,174	25,244	28,009
Other income (expense):
Interest expense	(13,295)	(13,295)	(14,702)	(14,702)
Debt restructuring expense (4)	(11,024)	—	—	—

Income before provision for income taxes	1,508	12,879	10,542	13,307
Provision for income taxes	657	5,033	4,557	5,598

Net income	851	7,846	5,985	7,709
Earnings allocable to preferred stockholders	(159)	(1,477)	(1,087)	(1,465)

Net income available to common stockholders	$692	$6,369	$4,898	$6,244

Earnings per share:
Basic	$0.02	$0.18	$0.14	$0.18

Diluted	$0.02	$0.18	$0.14	$0.18

Weighted average number of common and common share equivalents outstanding:
Basic	35,332	35,332	34,914	34,914

Diluted	44,131	44,131	43,487	43,487

EBITDA	$34,585	$34,932	$34,412	$37,177

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)	Difference relates to one-time expenses excluded in the non-GAAP presentation.

(3)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and expenses incurred in conjunction with the continued restructuring of our operations and are excluded in the non-GAAP presentation.

(4)
Represents the early consent and tender premiums and the remaining unamortized acquisition date discount on the redemption of $170.6 million of 9.75% Notes and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 5
February 28, 2011
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2010	2009	2009
	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Revenues:
Leasing	$295,034	$295,034	$333,521	$333,521
Sales	33,156	33,156	38,605	38,605
Other	2,567	2,567	2,335	2,335

Total revenues	330,757	330,757	374,461	374,461

Costs and expenses:
Cost of sales	21,997	21,997	25,795	25,795
Leasing, selling and general expenses (2)	179,121	178,846	192,861	192,026
Integration, merger and restructuring expenses (3)	4,014	—	11,305	—
Depreciation and amortization	35,686	35,686	39,082	39,082

Total costs and expenses	240,818	236,529	269,043	256,903

Income from operations	89,939	94,228	105,418	117,558

Other income (expense):
Interest income	1	1	29	29
Interest expense	(56,430)	(56,430)	(59,504)	(59,504)
Debt restructuring expense (4)	(11,024)	—	—	—
Deferred financing costs write-off (5)	(525)	—	—	—
Foreign currency exchange	(9)	(9)	(88)	(88)

Income before provision for income taxes	21,952	37,790	45,855	57,995
Provision for income taxes	8,443	14,538	18,057	22,642

Net income	13,509	23,252	27,798	35,353
Earnings allocable to preferred stockholders	(2,550)	(4,367)	(5,431)	(6,971)

Net income available to common stockholders	$10,959	$18,885	$22,367	$28,382

Earnings per share:
Basic	$0.31	$0.54	$0.65	$0.82

Diluted	$0.31	$0.53	$0.64	$0.82

Weighted average number of common and common share equivalents outstanding:
Basic	35,196	35,196	34,597	34,597

Diluted	43,829	43,829	43,252	43,252

EBITDA	$125,617	$129,906	$144,441	$156,581

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)	Difference relates to one-time expenses excluded in the non-GAAP presentation.

(3)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and expenses incurred in conjunction with the continued restructuring of our operations and are excluded in the non-GAAP presentation.

(4)
Represents the early consent and tender premiums and the remaining unamortized acquisition date discount on the redemption of $170.6 million of 9.75% Notes and is excluded in the non-GAAP presentation.

(5)	Represents that portion of deferred financing costs associated with the $50 million reduction in the ABL Credit Agreement and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
February 28, 2011

	Non-GAAP Reconciliation to Nearest Comparable				Non-GAAP Reconciliation to Nearest Comparable
	GAAP Measure				GAAP Measure
	Three Months Ended December 31, 2010				Three Months Ended December 31, 2009
	(in thousands except per share data)				(in thousands except per share data)
	(includes effects of rounding)				(includes effects of rounding)
		Integration, merger	Debt			Integration, merger
		and restructuring	restructuring			and restructuring
	Non-GAAP (1)	expenses & other (2)	expense (3)	GAAP	Non-GAAP (1)	expenses & other (2)	GAAP
Revenues	$87,419	$—	$—	$87,419	$87,287	$—	$87,287
EBITDA	$34,932	$(347)	$—	$34,585	$37,177	$(2,765)	$34,412
EBITDA margin	40.0%	(0.4)%	—%	39.6%	42.6%	(3.2)%	39.4%
Operating income	$26,174	$(347)	$—	$25,827	$28,009	$(2,765)	$25,244
Operating income margin	29.9%	(0.4)%	—%	29.5%	32.1%	(3.2)%	28.9%
Pre tax income	$12,879	$(347)	$(11,024)	$1,508	$13,307	$(2,765)	$10,542
Net income	$7,846	$(215)	$(6,780)	$851	$7,709	$(1,724)	$5,985
Diluted earnings per share	$0.18	$(0.01)	$(0.15)	$0.02	$0.18	$(0.04)	$0.14

	Non-GAAP Reconciliation to Nearest Comparable					Non-GAAP Reconciliation to Nearest Comparable
	GAAP Measure					GAAP Measure
	Twelve Months Ended December 31, 2010					Twelve Months Ended December 31, 2009
	(in thousands except per share data)					(in thousands except per share data)
	(includes effects of rounding)					(includes effects of rounding)
		Integration,
		merger and		Deferred
		restructuring	Debt	financing			Integration, merger
		expenses &	restructuring	costs write-			and restructuring
	Non-GAAP (1)	other (2)	expense (3)	off (4)	GAAP	Non-GAAP (1)	expenses & other (2)	GAAP
Revenues	$330,757	$—	$—	$—	$330,757	$374,461	$—	$374,461
EBITDA	$129,906	$(4,289)	$—	$—	$125,617	$156,581	$(12,140)	$144,441
EBITDA margin	39.3%	(1.3)%	(0.0)%	0.0%	38.0%	41.8%	(3.2)%	38.6%
Operating income	$94,228	$(4,289)	$—	$—	$89,939	$117,558	$(12,140)	$105,418
Operating income margin	28.5%	(1.3)%	(0.0)%	0.0%	27.2%	31.4%	(3.2)%	28.2%
Pre tax income	$37,790	$(4,289)	$(11,024)	$(525)	$21,952	$57,995	$(12,140)	$45,855
Net income	$23,252	$(2,640)	$(6,780)	$(323)	$13,509	$35,353	$(7,555)	$27,798
Diluted earnings per share	$0.53	$(0.06)	$(0.15)	$(0.01)	$0.31	$0.82	$(0.18)	$0.64

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)
Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and expenses incurred in conjunction with the continued restructuring of our operations and other excludes one-time expenses incurred in the applicable period.

(3)	Represents the early consent and tender premiums and the remaining unamortized acquisition date on the redemption of $170.6 million of 9.75% Notes and is excluded in the non-GAAP presentation.

(4)	Represents that portion of deferred financing costs associated with the $50 million reduction in the ABL Credit Agreement and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 7
February 28, 2011
This press release includes the financial measures “EBITDA”, “EBITDA margin”, “non-GAAP SG&A” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at non-GAAP EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
Non-GAAP SG&A permits a comparative assessment of our SG&A expenses by excluding certain one-time expenses. We define non-GAAP SG&A as GAAP selling, general and administrative expense less approximately $0.3 million of one-time expenses relating primarily to the previously disclosed purported class action lawsuit and losses related to flood damage.

Mobile Mini, Inc. News Release February 28, 2011	Page 8
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and non-GAAP EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Reconciliation of EBITDA to Net cash provided by operating activities:
EBITDA	$34,585	$34,412	$125,617	$144,441
Interest paid	(15,582)	(11,393)	(56,582)	(54,817)
Income and franchise taxes paid	(87)	(91)	(823)	(1,055)
Share-based compensation expense	1,387	676	6,292	5,782
Gain on sale of lease fleet units	(2,884)	(2,856)	(10,045)	(11,661)
Gain loss on disposal of property, plant and equipment	113	154	34	52
Changes in certain assets and liabilities:
Receivables	894	1,434	(2,077)	21,327
Inventories	913	903	2,506	3,691
Deposits and prepaid expenses	(1,336)	289	1,486	3,412
Other assets and intangibles	40	(176)	(873)	(845)
Accounts payable and accrued liabilities	589	(5,207)	(4,730)	(23,557)

Net cash provided by operating activities	$18,632	$18,145	$60,805	$86,770

Reconciliation of Net income to EBITDA and Non-GAAP EBITDA:
Net income	$851	$5,985	$13,509	$27,798
Interest expense	13,295	14,702	56,430	59,504
Provision for income taxes	657	4,557	8,443	18,057
Depreciation and amortization	8,758	9,168	35,686	39,082
Debt restructuring expense	11,024	—	11,024	—
Deferred financing costs write-off	—	—	525	—

EBITDA	34,585	34,412	125,617	144,441
Integration, merger and restructuring expenses & other	347	2,765	4,289	12,140

Non-GAAP EBITDA	$34,932	$37,177	$129,906	$156,581

Reconciliation of Free cash flow:
Net cash provided by operating activities	$18,632	$18,145	$60,805	$86,770

Additions to lease fleet	(3,871)	(4,995)	(15,103)	(21,517)
Proceeds from sale of lease fleet units	8,594	8,064	28,860	33,495
Additions to property, plant and equipment	(4,784)	(2,159)	(8,555)	(10,294)
Proceeds from sale of property, plant and equipment	29	431	149	1,252

Net capital (expenditures) proceeds	(32)	1,341	5,351	2,936

Free cash flow	$18,600	$19,486	$66,156	$89,706

Mobile Mini, Inc. News Release February 28, 2011	Page 9
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	December 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Cash	$1,634	$1,740
Receivables, net	42,678	40,867
Inventories	19,569	22,147
Lease fleet, net	1,028,403	1,055,328
Property, plant and equipment, net	80,731	84,160
Deposits and prepaid expenses	8,405	9,916
Other assets and intangibles, net	23,478	26,643
Goodwill	511,419	513,238

Total assets	$1,716,317	$1,754,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$13,607	$14,130
Accrued liabilities	49,276	64,915
Lines of credit	396,882	473,655
Notes payable	289	1,128
Obligations under capital leases	2,576	4,061
Senior Notes, net	371,655	345,402
Deferred income taxes	165,567	155,697

Total liabilities	999,852	1,058,988

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and 8,191 outstanding at December 31, 2010 and December 31, 2009, stated at liquidation preference values	147,427	147,427

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 38,963 issued and 36,787 outstanding at December 31, 2010 and 38,451 issued and 36,276 outstanding at December 31, 2009	390	385
Additional paid-in capital	349,693	341,597
Retained earnings	284,242	270,733
Accumulated other comprehensive loss	(25,987)	(25,791)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	569,038	547,624

Total liabilities and stockholders’ equity	$1,716,317	$1,754,039